Exhibit 99.1

CSC ServiceWorks Completes Acquisition of Mac-Gray

PLAINVIEW, N.Y., January 9, 2014 — CSC ServiceWorks, Inc. (“CSC ServiceWorks”) and Mac-Gray Corporation (NYSE: TUC) (“Mac-Gray”) today announced that pursuant to a definitive agreement entered into on October 14, 2013, Spin Holdco Inc., a wholly-owned subsidiary of CSC ServiceWorks, has acquired all of the outstanding common stock of Mac-Gray for $21.25 per share.  The aggregate value of the transaction is approximately $584 million, taking into account Mac-Gray’s outstanding stock options, restricted stock units and net debt.  The transaction has been approved by the Board of Directors and stockholders of Mac-Gray.  As a result of the transaction, Mac-Gray stock has ceased trading on the New York Stock Exchange effective today.

CSC ServiceWorks is a leading provider of multi-family housing and commercial laundry solutions, as well as the industry leader in air vending services at convenience stores and gas stations, with more than one million machines in service.  CSC ServiceWorks was purchased by an affiliate of Pamplona Capital Management in May of 2013 for $1.4 billion.  Mac-Gray, founded in 1927 is a leading provider of laundry facilities management services to both multi-family and academic housing sectors.

Bob Doyle, CEO of CSC ServiceWorks, commented, “For many years our businesses have been industry leaders. The combination of these two companies along with the sharing of best practices will result in ideas that will maximize customer satisfaction and provide offerings that are unsurpassed in our industry.  This is truly an exciting day for both of our organizations’ employees and customers.”

Phil Emma, COO of Mac-Gray added, “We are very excited to merge with CSC ServiceWorks.  Our two organizations have been healthy competitors within the industry and this transaction is a genuine benefit for us both. It is a testament to both companies’ ongoing commitment to provide compelling customer solutions to the market.”  Bank of America Merrill Lynch acted as financial advisor to Mac-Gray and Goodwin Procter LLP served as legal counsel.  Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc. and Evercore Group L.L.C. acted as financial advisors to CSC ServiceWorks; and Kirkland & Ellis LLP served as legal counsel.

About CSC ServiceWorks

CSC ServiceWorks, with over one million machines in service, is the leading provider of multi-family housing and commercial laundry solutions as well as the industry leader in air vending services at convenience stores and gas stations.  CSC ServiceWorks’ family of businesses includes: Coinmach Corp., ASI Campus Laundry Solutions, SDI Laundry Solutions, Sparkle Solutions Corp., Appliance Warehouse of America, AIR-serv, AirValet and Super Laundry.  CSC ServiceWorks has a workforce of over 2,250 dedicated professionals throughout the United States, Canada and Europe.  To learn more about CSC ServiceWorks, visit the company’s website at www.cscserviceworks.com.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of debit-card and coin-operated laundry facilities in multi-unit housing facilities such as apartment buildings, college and university residence halls, condominiums, and public housing complexes.  Mac-Gray manages laundry rooms in 44 states and the District of Columbia.  Mac-Gray also sells and services commercial laundry equipment to retail laundromats and other customers through its product sales division.  To learn more about Mac-Gray, visit the company’s website at www.macgray.com.

About Pamplona Capital Management

Pamplona Capital Management is a specialist investment manager established in 2005 that provides an alternative investment platform across private equity, fund of hedge funds and single manager hedge fund investments. Pamplona manages over $6.0 billion in assets for a variety of clients including public pension funds, international wealth managers, multinational corporations, family offices and funds of hedge funds.  Pamplona is currently managing its third private equity fund, Pamplona Capital Partners III, LP, which was raised in 2011 and has committed capital of $2.7 billion.  Pamplona invests long-term capital across the capital structure of its portfolio companies in both public and private market situations.

Safe Harbor Statement

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the transaction and its anticipated results, including synergies, customer satisfaction, service offerings and market footprint. Mac-Gray intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of Mac-Gray, may be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “project,” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, general economic conditions, changes in multi-housing vacancy rates, Mac-Gray’s ability to renew long-term customer contracts, the transaction and those risks set forth in Mac-Gray’s Annual Report on Form 10-K for the year ended December 31, 2012 under “Risk Factors” and in other reports subsequently filed with the SEC. Except as expressly required by law, Mac-Gray undertakes no obligation to update any forward-looking statements, which speak only as of the date of this news release.  All forward-looking statements in this document are qualified in their entirety by this cautionary statement.

Contact:

Ray Loser

Chief of Staff

CSC Service Works

rloser@csccompanies.com